Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

3nc1y European Callable

Final Term Sheet

June 18, 2008

Issuer:	Citigroup Funding Inc.

Rating of Issuer’s Obligations:

The Issuer’s senior debt is rated Aa3 / P-1, LT Outlook Negative (Moody’s), AA- / A-1+, Outlook Negative (S&P) and AA- / F1+, Outlook Negative (Fitch), based on the guarantee by Citigroup Inc. The Rating is subject to any change during the term of the Notes.

Offering:	3nc1 European Callable

Sole Underwriter:	Citigroup Global Markets Inc.

Principal Amount:	US $ 50,000,000

Pricing Date:	June 18, 2008

Issue Date:	June 30, 2008

Maturity Date:	June 30, 2011

Issue Price:	100% of the principal amount

Interest Rate:	Y1: 3mL + 100bps
Y2-3: 5.70%

Interest Period:	Quarterly, starting on and including the Issue Date, ending on and excluding the Maturity Date.

Interest Payment Dates:	Quarterly, Each starting on and including September 30, 2008, and ending on and including the Maturity Date.

Interest Payments:	Quarterly, ACT/360 adjusted

Early Redemption:	The Issuer has the right to call the Notes at 100.00%, only on June 30, 2009 with 5 Business Days notification.

Redemption at Maturity:	USD 100.00%

Calculation Agent:	Citigroup Financial Products, Inc.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and increments of US$1,000

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0GC7

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.